Exhibit 10.6

DESTINATION XL GROUP, INC.

First AMENDMENT TO SECOND AMENDED AND RESTATED

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

Pursuant to a vote taken of the Directors of Destination XL Group, Inc. at a meeting held on November 5, 2015, the Second Amended and Restated Non-Employee Director Compensation Plan (the “Plan”) dated as of December 8, 2014 is hereby amended effective as of November 5, 2015 (the “First Amendment”).  Capitalized terms used herein and not defined shall have the same meaning herein as in the Plan.

1.	Amendments to Plan.
a.	Subsection (h) of Section 2. Definitions of the Plan shall be replaced in its entirety by the following language:

“Grant Date” means the following: (i) each quarterly retainer and chairperson fee payable pursuant to Sections 3(i)(a)-(d) hereof shall be paid on, and the Grant Dates shall be, the first business day of each quarter in each fiscal year, except that the fiscal year 2016 third- quarter retainer and chairperson fee shall be paid on, and the Grant Date shall be, July 29, 2016, (ii) each meeting fee payable pursuant to Sections 3(i)(e) and (f) hereof shall be paid on, and the Grant Date shall be, the last business day of each month in which the applicable meeting occurs, and (iii) the Option grant issued pursuant to Section 3(i)(g) with respect to a Director's initial election to the Board shall be issued on, and the Grant Date shall be, the last business day of the month in which such initial election occurs.

b.	Subsection (i) of Section 2. Definitions of the Plan shall be replaced in its entirety by the following language:

“Incentive Compensation Plan” means the Company’s 2006 Incentive Compensation Plan, as amended from time to time, or any shareholder-approved successor plan to the Company’s 2006 Incentive Compensation Plan.